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                                                                    Exhibit 10.8

                                                                 October 1, 1998

Mr. Norman B. Meisner
15 Hampden Terrace
Newton, MA 02159

Dear Norm,

I am very pleased to make you the following offer to become our Vice President, Sales, reporting to me. Your salary will be $4807.70, payable every two weeks. In addition, for Q4 of 1998, you will be paid a bonus at the end of the quarter of $31,250, prorated for the period of time that you are actually employed by Connected during the quarter.

For 1999, you will receive a quarterly bonus, based on a percentage of the sales department bookings each quarter. The percentage will be set so that if the sales department achieves the plan, the amount will be $25,000 per quarter. There is no cap on this bonus. The bonus will be paid based on a mixture of bookings and revenue collected, the mix to be mutually agreed upon by the two of us. The overall plan for 1999 will be mutually agreed upon by the two of us by the end of 1998, as part of our yearly planning process.

In addition to the quarterly bookings bonuses, you will be eligible for a $25,000 yearly bonus, based entirely on whether or not the company makes its 1999 revenue goal.

You will be offered an Incentive Stock Option for 100,000 shares. Your right to Purchase shares under this option vests monthly over four years with a six month period from the date of the grant before the first 6/48 of the grant is vested. This grant is subject to the approval of the Board of Directors. The price will be set by the Board at what they determine to be fair market value at the time of the grant. Your rights to sell the stock prior to the company's IPO are also restricted by a co-sale agreement with the preferred shareholders. A copy of our ISO agreement is enclosed with this offer.

The company offers a variety of benefits, which are documented in the enclosed materials.

You will be required to sign a proprietary information agreement, which basically states that information developed in the course of employment with the company belongs to company. You will be an "employee at will" under the laws of the State of Massachusetts.

This offer expires after October 18, 1998.

Norm, I am extremely excited about having you join our team. I think the opportunities at Connected are very exciting and I think that you can make a significant contribution to our success.

Best Regards,


David Cane
CEO